Exhibit 5.1

799 9th Street NW Suite 500 Washington, DC 20001-4501 202-585-8000

May 29, 2020

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Ladies and Gentlemen:

We have acted as counsel to Eagle Bancorp Montana, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 filed today by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 75,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s 2011 Stock Incentive Plan for Directors, Officers and Employees, as amended (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof (the “Certificate of Incorporation”), (ii) the By-Laws of the Company, as amended to the date hereof (the “By-Laws”), and (iii) certified copies of certain resolutions duly adopted by the Board of Directors of the Company, adopted February 20, 2020, and of the stockholders of the Company, adopted on April 23, 2020. We have also assumed that (i) valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, and (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s Certificate of Incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Shares issued pursuant to the Plan is not less than the par value of the Shares. As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinions expressed herein.

The opinions stated herein are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

May 29, 2020 Page 2

Based upon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

When the Registration Statement has become effective under the Act and the Shares have been issued and delivered upon payment therefor in accordance with the Plan and any applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Nixon Peabody LLP